Exhibit 10.26

FOURTH MODIFICATION TO BUSINESS LOAN

AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS

THIS FOURTH MODIFICATION TO BUSINESS LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Modification”), dated January 18, 2006, but effective for all purposes as of December 31, 2005, is made by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank (“Citizens Bank”), acting in its capacity as agent for the Lenders (the “Agent”); (ii) Citizens Bank, acting in its individual capacity as Swing Line Lender (the “Swing Line Lender”); (iii) Citizens Bank, acting in its individual capacity as a Lender and First Horizon Bank, a division of First Tennessee Bank National Association (“First Horizon” and collectively with Citizens Bank, the “Lenders”); and (iv) Opinion Research Corporation, a Delaware corporation, Macro International Inc., a Delaware corporation, Social and Health Services, Ltd., a Maryland corporation, ORC Holdings, Ltd., an English Company, O.R.C. International Ltd., an English Company, and any other “Borrower” party to the hereinafter referenced Loan Agreement from time to time (the “Borrowers”)1. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Loan Agreement.

W I T N E S S E T H     T H A T:

WHEREAS, on May 4, 2004, the Lenders extended to the Borrowers loans and certain other financial accommodations (collectively, the “Original Loan”) in the aggregate maximum principal amount of Thirty-five Million and No/100 Dollars ($35,000,000.00) pursuant to the terms and conditions of a certain Business Loan and Security Agreement dated as of May 4, 2004 (as the same may be modified or amended from time to time, the “Loan Agreement”), by and among the Borrowers, the Agent, the Swing Line Lender and the Lenders; and

WHEREAS, pursuant to the terms of a certain First Modification to Business Loan and Security Agreement and Other Loan Documents dated March 15, 2005 (the “First Modification”), the aggregate maximum principal amount of the Original Loan was increased (as increased, the “Loan”) from Thirty-five Million and No/100 Dollars ($35,000,000.00) to Fifty Million and No/100 Dollars ($50,000,000.00) by the extension to the Borrowers of a new term loan in the aggregate original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00); and

WHEREAS, pursuant to the terms of a certain Second Modification to Business Loan and Security Agreement and Other Loan Documents dated July 29, 2005 (the “Second Modification”) the Loan was modified to permit the Borrowers to obtain financing in the form of unsecured senior subordinated debt from The Royal Bank of Scotland plc; and

WHEREAS, pursuant to the terms of a certain Third Modification to Business Loan and Security Agreement and Other Loan Documents dated November 30, 2005 (the “Third Modification”) the Loan was further modified to, among other things, reallocate the Loan among the Lenders; and

WHEREAS, the Loan is currently evidenced by (i) a certain Revolving Promissory Note dated May 4, 2004 (together with all extensions, renewals, modifications, amendments, replacements and substitutions thereof or therefor, the “Citizens Revolving Note”), made by the Borrowers and payable to the order of Citizens Bank in the maximum principal amount of Twenty Million and No/100 Dollars

[1]	Note: The membership interests in ORC ProTel, LLC, a Delaware limited liability company, were sold by Opinion Research Corporation on December 31, 2005, and ORC ProTel, LLC is no longer a Borrower.

($20,000,000.00), (ii) a certain Revolving Promissory Note dated May 4, 2004 (together with all extensions, renewals, modifications, amendments, replacements and substitutions thereof or therefor, the “First Horizon Revolving Note”), made by the Borrowers and payable to the order of First Horizon in the maximum principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), (iii) a certain Swing Line Promissory Note dated May 4, 2004 (together with all extensions, renewals, modifications, amendments, replacements and substitutions thereof or therefor, the “Swing Line Note”) made by the Borrowers and payable to the order of Citizens Bank, in the maximum principal amount of Five Million and No/100 Dollars ($5,000,000.00), and (iv) a certain Amended, Restated and Consolidated Term Promissory Note dated November 30, 2005 (together with all extensions, renewals, modifications, amendments, replacements and substitutions thereof or therefor, the “Citizens Term Note” and together with the Citizens Revolving Note, the Swing Line Note and the First Horizon Revolving Note, the “Notes”), made by the Borrowers and payable to the order of Citizens Bank in the maximum principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), each secured by, among other things, (a) the Collateral described in the Loan Agreement and (b) certain collateral documents, instruments and agreements executed, issued and/or delivered by one or more of the Borrowers to the Agent for the ratable benefit of the Lenders, in connection with the Loan; and

WHEREAS, the Borrowers have requested and the Lenders have agreed to revise certain of the financial covenants of the Borrowers set forth in the Loan Agreement, as hereinafter provided, subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated herein by this reference and made a part hereof, with the same force and effect as if fully set forth herein.

2. The definition of “EBITDA” set forth in the Section of the Loan Agreement titled “Certain Definitions” is hereby deleted in its entirety and replaced with the following:

“EBITDA” shall mean, as of the date of any determination, the consolidated net income of the Parent Company, including all Borrowers and Non-Borrower Subsidiaries, plus interest expense, plus taxes, plus depreciation expense, plus amortization expense, plus any non-cash, non-recurring charges against income approved in writing by the Agent, plus any non-cash stock-option expenses, minus any non-cash gain (to the extent included in determining net income), minus any dividends paid in accordance with Section 7.8(a) of this Agreement to the extent not deducted from net income, all as determined on a rolling four (4) quarter consolidated basis in accordance with GAAP.”

3. Sections 6.15(c) and 6.15(g) set forth in the Loan Agreement are hereby deleted in their entirety, and the following substituted in lieu thereof:

“(c) Leverage Ratio. The Borrowers and the Non-Borrower Subsidiaries will maintain on a consolidated basis for each quarter ending during the periods specified below, a Leverage Ratio of not more than the following:

Period	Maximum Leverage Ratio
December 31, 2005 through March 31, 2006	4.50 to 1.00
From April 1, 2006 through September 30, 2006	4.25 to 1.00
From and after October 1, 2006	4.00 to 1.00

For purposes of the foregoing, “Leverage Ratio” shall mean, for each measurement period, the ratio of the Borrower’s and the Non-Borrower Subsidiaries’ Total Debt to EBITDA. The Leverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

(g) Interest Coverage Ratio. The Borrowers and the Non-Borrower Subsidiaries will maintain an Interest Coverage Ratio, measured on the last day of each fiscal quarter throughout the term of the Loan of: (i) at least 2.50 to 1.00 for each fiscal quarter up to and including the fiscal quarter ending March 31, 2006; (ii) at least 2.00 to 1.00 for the fiscal quarter ending June 30, 2006 up to and including the fiscal quarter ending March 31, 2007; and (iii) at least 2.50 to 1.00 for the fiscal quarter ending June 30, 2007 and each fiscal quarter thereafter. For purposes of the foregoing, “Interest Coverage Ratio” shall mean, for each measurement period, the ratio of EBITDA to the Borrowers’ and the Non-Borrower Subsidiaries’ cash interest expense during such period.”

4. The following language is hereby added after the last sentence of Section 6.15(e) of the Loan Agreement: “Notwithstanding the foregoing, for the fiscal quarters ending December 31, 2005, March 31, 2006 and June 30, 2006, in lieu of measuring the continued profitability of the Borrowers and the Non-Borrower Subsidiaries based upon negative Consolidated Net Income, the covenant of continued profitability of the Borrowers and the Non-Borrower Subsidiaries shall be violated if the Borrowers and the Non-Borrower Subsidiaries sustain or incur negative Consolidated Net Operating Income for such fiscal quarter, as determined in accordance with GAAP.”

5. Solely for the purpose of calculating the financial covenants set forth in Section 6.15 of the Loan Agreement for the fiscal quarters ending December 31, 2005, March 31, 2006 and June 30, 2006, the Lenders hereby consent to the Borrowers adding-back the Operational Expenses and Losses (hereinafter defined) to the Borrowers’ EBITDA (without duplication) for the fiscal quarters ending December 31, 2005, March 31, 2006 and June 30, 2006, as applicable, and for any period which includes such fiscal quarter. The consent by the Lenders to the above-referenced add-back to the Borrowers’ EBITDA constitutes a one-time waiver of the requirements of the Loan Agreement specific to the Operational Changes (hereinafter defined). Nothing contained herein shall constitute a waiver of any other provision of the Loan Agreement or any other Loan Document. For purposes of this paragraph, (i) the term “Operational Changes” refers to the divestiture of ORC ProTel, LLC and the discontinued operations of the Borrowers in Mexico and Korea; and (ii) the term “Operational Expenses and Losses” means, collectively, (a) those certain expenses incurred in connection with the Operational Changes, (b) the operating profits and losses incurred by ORC ProTel, LLC during 2005, (c) the operating profits and losses of the Borrowers in Mexico and Korea during 2005 and 2006, and (d) those certain losses incurred in connection with the sale of ORC ProTel, LLC, all of which (i.e. all of the items set forth in subsections (a) through (d)), on a consolidated basis will equal no more than Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00).

6. Prior to or simultaneously with the execution of this Modification (and as a condition precedent to the effectiveness of this Modification), the Agent and its counsel shall have received (i) a fully executed copy of a modification to the Senior Subordinated Note Purchase Agreement (the “Note Purchase

Agreement”) dated as of July 29, 2005 (“RBS Modification”), executed by The Royal Bank of Scotland PLC, as agent for certain lender parties thereto and the Borrowers, in form and substance satisfactory to the Agent and its counsel in all respects; and (ii) confirmation that all of the conditions precedent specified in the RBS Modification have been satisfied or waived.

7. Simultaneously with the Borrowers’ execution and delivery of this Modification (and as a condition precedent to the effectiveness of this Modification), the Borrowers shall (a) pay to the Agent (for the ratable benefit of the Lenders), in immediately available funds, an administrative fee in the amount of Fifty-five Thousand and No/100 Dollars ($55,000.00), which fee the Borrowers acknowledge has been fully earned by the Lenders; (b) pay to the Agent, in immediately available funds, all of the Agent’s and Lenders’ costs and expenses associated with this Modification and the transactions referenced herein or contemplated hereby, including, without limitation, the Agent’s and Lenders’ reasonable legal fees and expenses; and (c) deliver to the Agent the other documents, instruments and agreements referenced herein.

8. The Borrowers hereby represent, warrant, acknowledge and agree that as of the date hereof (a) all accrued and unpaid interest and fees payable with respect to the Revolving Facility, the Swing Line Outstandings and all Letters of Credit have been paid through the date hereof; (b) the Term Facility has a current outstanding principal balance of Twelve Million Seven Hundred Fifty Thousand and 00/100 Dollars ($12,750,000.00); (c) after giving effect to the transactions contemplated hereby, there are no set-offs or defenses against and no defaults under the Loan Agreement, any of the Notes or any other Loan Document; (d) after giving effect to the transactions contemplated hereby, no act, event or condition has occurred which, with notice or the passage of time, or both, would constitute a default under the Loan Agreement, any of the Notes or any other Loan Document; (e) all of the representations and warranties of the Borrowers contained in the Loan Agreement expressly qualified by a “materiality” standard are true and correct in all respects as of the date hereof, and all of the representations and warranties of the Borrowers contained in the Loan Agreement not expressly qualified by a “materiality” standard are true and correct in all material respects as of the date hereof (except with respect to those changes in facts and circumstances which are expressly permitted by the terms of the Loan Agreement or to the extent that such representations and warranties expressly relate solely to an earlier date), unless the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers have previously disclosed the same to the Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default; and (f) all schedules attached to the Loan Agreement with respect to any particular representation and warranty of the Borrowers set forth in the Loan Agreement (as modified) remain true, accurate and complete, as updated in writing to the Agent as of the date of this Modification

9. The Borrowers, and their respective representatives, successors and assigns, hereby jointly and severally, knowingly and voluntarily RELEASE, DISCHARGE, and FOREVER WAIVE and RELINQUISH any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatsoever kind or nature, whether known or unknown, which they have, may have, or might have or may assert now or in the future against the Agent and/or the Lenders directly or indirectly, arising out of, based upon, or in any manner connected with any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, in each case related to, arising from or in connection with the Loan, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the date hereof (including, without limitation, any claim, demand, obligation, liability, defense, counterclaim, action or cause of action relating to or arising from the grant by the Borrowers to the Lenders of a security interest in or encumbrance on collateral that is, was or may be subject to, or an agreement by which the Borrowers are bound and which contains, a prohibition on further mortgaging or encumbering the same). The Borrowers hereby acknowledge and agree that the execution of this Modification by the Agent and the Lenders shall not constitute an acknowledgment of or an admission by the Agent and/or the Lenders of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

10. Except as expressly set forth herein, nothing contained in this Modification is intended to or shall otherwise act to nullify, discharge, or release any obligation incurred in connection with the Notes, the Loan Agreement and/or the other Loan Documents or to waive or release any collateral given by the Borrowers to secure the Notes, nor shall this Modification be deemed or considered to operate as a novation of the Notes, the Loan Agreement or the other Loan Documents. Except to the extent of any express conflict with this Modification or except as otherwise expressly contemplated by this Modification, all of the terms and conditions of the Notes, the Loan Agreement and the other Loan Documents shall remain in full force and effect, and the same are hereby expressly approved, ratified and confirmed. In the event of any express conflict between the terms and conditions of the Notes, the Loan Agreement or the other Loan Documents and this Modification, this Modification shall be controlling and the terms and conditions of such other documents shall be deemed to be amended to conform with this Modification.

11. If any term, condition, or any part thereof, of this Modification, the Loan Agreement or of the other Loan Documents shall for any reason be found or held to be invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision, or condition of this Modification, the Loan Agreement and the other Loan Documents, and this Modification, the Loan Agreement and the other Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

12. The Borrowers acknowledge that, at all times prior to and through the date hereof, the Agent and the Lenders have acted in good faith and have conducted themselves in a commercially reasonable manner in its relationship with the Borrowers in connection with this Modification and in connection with the obligations of the Borrowers to the Agent and the Lenders under the Loan; the Borrowers hereby waiving and releasing any claims to the contrary.

13. The Borrowers hereby acknowledge and agree that, from and after the date hereof, all references to the “Loan Agreement” set forth in any Loan Document shall mean the Loan Agreement, as modified pursuant to the First Modification, the Second Modification, the Third Modification and this Modification, and that except as expressly modified hereby, the Loan Agreement shall be and remain unchanged and in full force and effect, and the same is hereby expressly approved, ratified and confirmed.

14. The Borrowers acknowledge (a) that they have participated in the negotiation of this Modification, and no provision of this Modification shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision; (b) that each has had access to an attorney of its choosing in the negotiation of the terms of and in the preparation and execution of this Modification, and each has had the opportunity to review, analyze, and discuss with its counsel this Modification, and the underlying factual matters relevant to this Modification, for a sufficient period of time prior to the execution and delivery hereof; (c) that all of the terms of this Modification were negotiated at arm’s length; (d) that this Modification was prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by any of the parties upon the others; and (e) that the execution and delivery of this Modification by each of the Borrowers is its free and voluntary act and deed for the purposes contained herein.

15. This Modification shall be governed by the laws of the State of Maryland, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16. This Modification may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Signature pages may be exchanged by facsimile and each party hereto agrees to be bound by its facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Modification as of the date first above written.

LENDER(S):

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

By:	/s/ Arlene M. Sullivan
Name:	Arlene M. Sullivan
Title:	Vice President

FIRST HORIZON BANK, a division of First Tennessee Bank National Association

By:	/s/ Gill Waller
Name:	Gill Waller
Title:	Senior Vice President

AGENT:

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

By:	/s/ Arlene M. Sullivan
Name:	Arlene M. Sullivan
Title:	Vice President

ACKNOWLEDGED AND AGREED:

BORROWERS:

OPINION RESEARCH CORPORATION, a Delaware corporation

By:	/s/ Douglas L. Cox
Name:	Douglas L. Cox
Title:	Secretary

MACRO INTERNATIONAL INC., a Delaware corporation

By:	/s/ Douglas L. Cox
Name:	Douglas L. Cox
Title:	Assistant Secretary

SOCIAL AND HEALTH SERVICES, LTD., a Maryland corporation

By:	/s/ Kevin P. Croke
Name:	Kevin P. Croke
Title:	Secretary

ORC HOLDINGS, LTD., an English company

By:	/s/ Kevin P. Croke
Name:	Kevin P. Croke
Title:	Authorized Signer

O.R.C. INTERNATIONAL LTD, an English company

By:	/s/ Kevin P. Croke
Name:	Kevin P. Croke
Title:	Authorized Signer